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The following conference call was held with the public on April 29, 2013:

ATK & Orbital Webcast Transcript

Moderator: Laura Fox-Anderson

April 30, 2014

9:00 am ET

Operator:  Good day, everyone, welcome to the ATK Orbital joint conference call. Today’s conference is being recorded. The agenda for today’s call is in two parts. The first portion will focus on the merger. Prepared remarks will be made and there will be 30 minutes for question and answers.

We ask that you keep questions related to the merger only and due to the high volume of attendance, limit it to one question per person. We will then take a short pause and the second portion of the call will commence to discuss the spin.

Again, after the prepared remarks there will be 30 minutes for questions and answers focused on the spin and limited to one per participant.

At this time I would like to turn the call over to Mr. Michael Pici, ATK’s Director of Investor Relations. Please go ahead sir.

Michael Pici:  Thank you (James). Good morning and thank you for joining us today. With me this morning are Mark DeYoung, ATK’s President and Chief Executive Officer and Neal Cohen, Executive Vice President and Chief Financial Officer.

Also with me are David Thompson, Orbital Sciences Corporation’s Chairman, President and Chief Executive Officer and Garrett Pierce, Vice Chairman and Chief Financial Officer.

Before we begin, I’d like to remind everyone that during today’s call we will be making several forward-looking statements and we make these statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act.

These forward-looking statements reflect our best estimates and assumptions based on our understanding of information known to us today. These forward-looking statements are subject to the risks and uncertainties that face ATK and Orbital and the industries in which we operate. We encourage you to review today’s press releases from both ATK and Orbital for more information on these risk factors as well as both companies’ SEC filings.

Please also note that we had posted presentation materials on our website at ATK.com and on Orbital Sciences website at Orbital.com which supplement our comments this morning and include a reconciliation of non-GAAP financial measures.

Please also see additional legal statements at the end of both releases. With that said, I’ll turn the call over to you Mark.

Mark DeYoung: Okay, great. Thank you Mike and thanks for joining us everyone. Good morning to you. We appreciate you joining us on this call to talk about an important announcement regarding our plan to separate ATK into two strong independent companies focused on outdoor products and on aerospace and defense.

ATK’s Board of Directors has approved a definitive agreement for the tax-free spinoff of the company’s sporting group to ATK’s shareholders.

The spinoff will be immediately followed by a tax free all-stock merger between ATK’s aerospace and defense groups with Orbital Sciences Corporation. Upon completion of the transaction, current ATK shareholders will own approximately 53.8% of the combined company and Orbital shareholders will own approximately 46.2% of the combined company.

Pending customary closing conditions, including regulatory approvals and approval by both ATK’s and Orbital’s shareholders, we expect to complete the transaction by the end of this calendar year. The combined company will be known as Orbital ATK Inc. and will be headquartered in Dulles, Virginia at Orbital’s current headquarters.

Our sporting and A&D businesses operate in two fundamentally different markets with very different operating dynamics, different compliance requirements, different customer sets and different growth opportunities.

As a standalone outdoor products company and as a standalone A&D company merged with Orbital, they’ll be more focused businesses with clear and distinct strategic visions and objectives with additional operational flexibility, financial strength to make the most of their unique opportunities in their respective industries.

Through the proposed merger with Orbital, ATK is executing its vision to be a focused leader in aerospace and defense with advanced capabilities and commitment to continuous innovation to support US and allied military requirements, space missions and aerospace capabilities.

ATK is the world’s largest producer of solid rocket propulsion systems and a growing supplier of military and aircraft structures and satellite systems. The company is an industry leader in ammunition, precision and strike weapons, defense electronic systems, missile warning solutions and tactical rocket motors across air, sea and land-based systems.

We see opportunities to focus and build upon ATK’s success in aerospace and defense through a combination with Orbital’s proven track record in creating new launch vehicles, satellites and other advanced space technologies.

Both ATK and Orbital are focused on enhancing the capability of existing customer systems by developing solutions that can be more flexibly deployed to support their mission for enhanced cost effectiveness. ATK and Orbital have partnered for more than three decades on several successful programs and we’re focused on delivering affordable innovation that meets our customers’ needs.

The combined company will emerge as an industry leader with common cultures, lean execution models and innovative products serving the aerospace and defense markets.

This unique combination builds upon our longstanding relationship and similar cultures to deliver innovation, execution excellence and enhanced opportunities that drive shareholder value.

The proposed merger is expected to generate cost and revenue synergies and create a more streamlined competitor. Expected revenue synergies include improved product offerings, increased competitiveness and strong customer relationships.

Cost synergies are expected to include the elimination of duplicative public company expenses, economies of scale and additional streamlining of our operations.

The merger of equals creates shareholder value for a more diverse portfolio of products and accelerated technology innovations. Based on ATK’s last 12 months as of December 31, 2013, and Orbital’s fiscal year 2013 results, the combined company’s expected revenue for 2013 would have been $4.5 billion. EBIT margin would have been approximately 10% and EBITDA would have been $585 million with net debt of approximately $1.4 billion.

The company will enjoy a strong balance sheet and will retain a relationship with Sporting to supply ammunition, components and gun powder from the Lake City ammunition plant and from New River Energetics.

ATK will continue to issue a dividend until the anticipated close of the transaction. And the combined company will have 16 directors with nine members from Orbital and seven from ATK. ATK’s chairman of the board of the directions will be General Ronald Fogleman who will serve as the Orbital ATK’s board chairman going forward.

Co-founder, Chairman, President and CEO of Orbital, Dave Thompson will serve as President and CEO. ATK’s Senior Vice President and Aerospace Group’s President, Blake Larson will serve as Orbital ATK’s Chief Operating Officer. Orbital’s Chief Financial Officer, Garrett Pierce, will serve as CFO of the combined entity.

It’s an honor to participate in this call with you today to discuss the exciting strategic future for both ATK and for Orbital. We look forward to taking your questions but first I want to turn the call over to Dave Thompson from Orbital.

Dave?

Dave Thompson:  Thanks Mark and good morning to everyone. This is a great day for both Orbital and ATK as we announce a truly transformative merger of equals that will create a major new space and defense and aviation systems company.

From a strategic standpoint this merger will create a much larger and more capable but still highly innovative, agile and competitive space and defense systems manufacturer with a sharp focus on affordability for our customers.

Specifically, it will allow the Orbital heritage business units to reduce cost and increase product performance for our core space and missile defense customers in part through greater vertical integration provided by ATK’s propulsion systems and space components.

And for the ATK heritage businesses it will provide greater value added options for customers in strategic and tactical missiles, advanced armament and commercial aviation areas through application of Orbital’s systems engineering and integration capabilities.

In addition, the new Orbital ATK will broaden both companies’ customer relationships and will diversify our space and defense program portfolio by accelerating our planned expansion into closely adjacent business areas.

For Orbital, the merger will increase the scale and scope of our human, industrial and financial resources to enable future growth at lower risk. For both companies there are compelling operational and financial synergies that can be realized from Year 1 allowing us to achieve faster growth and lower costs in ways that benefit both our customers and our investors.

So I believe this combination will benefit both Orbital and ATK shareholders in both the short term and long-term by unlocking substantial immediate value and also by achieving sustainable profitable growth for years to come.

To add a bit to what Mark said, here’s an overview of what the combined company will look like. The new Orbital ATK will be an industry leader and a growing supplier in five aerospace and defense business areas.

Three of these are in the space and aeronautics category and will represent about 60% of our combined revenue; and two are in non-space defense programs accounting for approximately 40% of revenue.

The first three of these: launch vehicles and rocket propulsion systems representing approximately 25% of the total revenue and reflecting both Orbital and ATK heritage businesses.

Next, satellites and advanced space systems accounting for approximately 22% of combined revenues primarily in Orbital heritage business but supplemented with work ATK has done in this area as well.

And third, airspace structures and components currently representing about 13% of combined revenues and ATK’s heritage business. The remaining two defense oriented areas are these: missile systems and defense electronics, accounting for approximately 18% of revenue, primarily in ATK heritage business - but with Orbital contributions as well; and finally armament systems and ammunitions, about 22% of revenue - an ATK heritage business unit.

The new company will have an impressive array of resources with approximately 13,000 employees including 4,300 engineers and scientists and operations in about 20 states.

We expect that the new company on a combined basis to generate about $4.5 billion in annual revenue to produce in excess of $575 million in EBITDA and to report approximately $4.00 in earnings per share using calendar year 2013 actuals.

At closing later this year we estimate that Orbital ATK will have net debt of approximately $1.4 billion or about 2.4 times EBITDA, cash of about $300 million and just over 60 million shares outstanding. It should also have a total contract backlog of approximately $11 billion.

Our work to-date has also identified near-term opportunities for up to $200 million in annual revenue synergies and up to $100 million in cost synergies which we estimate can be realized by the end of the second year of combined operations at the end of 2016.

Putting this together I believe this makes for a very attractive financial outlook. We are establishing preliminary three-year targets covering the 2015 to 2017 period of 4% to 5% compound annual growth in revenue and 12% to 15% compound annual growth in earnings per share with cumulative three-year free cash flow targets, at or in excess of $1 billion.

This robust cash flow would allow us, if we so choose, to reduce net debt below one times EBITDA within three years while also maintaining healthy cash balances for strategic investments, stock repurchases and dividend payments.

Looking ahead to the transition I think we have several factors working to our advantage that should lead to a smooth and expeditious integration. First, as Mark noted, Orbital and ATK have worked together for over 25 years and know each other very well from cooperation on multiple programs and at multiple levels.

For instance, over 400 ATK-provided rocket motors have been used on more than 150 Orbital-built launch vehicles since the late 1980s. More recently, about 100 Orbital-produced satellites have incorporated over 250 ATK-provided solar arrays, communication antennas, propellant tanks and composite structures since the mid 1990’s.

Today these two companies are working together on numerous joint programs which include our Antares rocket, Cygnus spacecraft, stratolaunch booster, missile defense, interceptors, and target vehicles and various commercial and government satellites. And we are considering ways to further expand these relationships such as an increased ATK involvement in our Antares launch vehicle.

Second, an anticipated smooth organizational integration for these reasons. First, the companies have compatible cultural values of innovation, agility and affordability. Second, there’s great chemistry at the board of directors and senior executive levels and strong management relationships at a variety of working levels within Orbital ATK.

Third, the companies have historically taken similar approaches to research and development and product innovation and customer commitments, and finally we share many common engineering tools and business systems and operate in a number of proximate locations in a variety of states.

Our schedule for the next six to eight months includes these major events; first, within the next three to four weeks we expect to make our Hart-Scott-Rodino filings with the regulatory authorities and that will be followed several months later with the necessary SEC materials to effect both the merger and the spin-off.

Shareholder materials and meetings are expected to occur in the late summer or early fall and we’re targeting a closing by the end of this calendar year. Looking beyond just 2014 we expect to see partial benefits of synergies realized in 2015 and full benefits in place by the end of 2016.

To conclude, I’m convinced that this merger is the kind of event that is often sought but rarely found, one with compelling benefits for all of our stakeholders. For customers, Orbital ATK will provide a broader range of products at lower cost, together with accelerated innovation and increased depth of resources.

For our stockholders, the merger will feature a stronger outlook for faster growth and increased profitability, with robust cash generation and near-term synergy potential. And for employees, the new company will offer expanded long-term career prospects and greater security.

Thank you for your attention. We’re now ready to respond to your questions.

Operator:  At this time if you’d like to ask a question, please press the star and 1 on your touch-tone telephone. You may withdraw your question at any time by pressing the pound key. Once again to ask a question, it is star and 1. Our first question comes from Joe Nadol of JPMorgan. Please go ahead. Your line’s open. Joe Nadol, your line is open.

Okay, and our next question comes from Howard Rubel of Jefferies. Please go ahead.

Howard Rubel:  Thank you very much, David and Mark. It’s very clear this deal was very well-considered, and the explanation is pretty clear. But just to follow up for a moment, you know, one of the challenges is timing of synergies and cost associated with those. Because the businesses are not easy to always put together.

So could you provide a little bit more color as to how you arrived at those benefits, and some of the costs you’ve got there?

David Thompson:  Yeah, sure. Good morning, Howard. This is Dave. The work we’ve done so far has identified synergy opportunities both in terms of enhanced revenue and cost savings.

On the revenue side, we’re estimating over the first couple of years in combined operations between $150 and $200 million in annual revenue will derive primarily from two broad categories.

The somewhat larger category is likely to relate to greater customer demand through the cost reductions attending vertical integration, largely within the context of our existing product lines.

The second and slightly smaller category is one where we anticipate that the combined capabilities of the two companies will allow us to more rapidly and successfully introduce new or enhanced products that have improved performance or greater value added for customers.

For the examples in the first case, we include space launch vehicles and missile defense systems, as well as satellites, particularly in government markets. Examples in the second case include tactical missiles and precision weapons, plus advanced space systems.

Now looking a little bit longer term, beyond just the next couple of years, we also perceive, in the second half of the decade, opportunities for several major new programs that probably would not have been realistic for either Orbital or ATK to pursue on our own.

These include examples such as the next generation ICBM, and also in-space satellite servicing on a broader scale than has been done in the past.

Now shifting to the cost side of the equation, we estimate — again, over a two-year period, 2015 and ‘16 — cost saving opportunities between $70 and $100 million per year. The biggest part of those savings are likely to come from eliminating unnecessary costs for two public reporting companies, as well as efficiencies in corporate office and operating group SG&A.

We also expect to be able to better balance our work centers to achieve efficiencies in our supply chain and our facilities, and to further achieve some consolidation in areas like our information technology and our bid and proposal work.

So those areas have been identified, in some cases at a fairly good level of detail. In others where more work is done, we expect that those will be phased in over a couple of years.

Now the achievement of these synergies will not come without some investment. And so there will be, over the first couple of years, a transition cost that we would incur to build, for the long term, a very lean and efficient operations.

So on a net basis, particularly the first year, the amount realized will be less. But as we, on a run rate basis complete the second year, we should be well in the range of both those revenue and those cost synergies.

Operator:  And our next question comes from Steven Cahall of Royal Bank of America. Please go ahead.

Steven Cahall: Yeah, thanks. Royal Bank of Canada. Maybe my first question is just on sporting is I was wondering if you could talk about, Mark, the strategy that you see in that business now, both organically and inorganically. It looks like it’s going to come out of this deal relatively unlevered, so both on your organic strategy, but then also maybe where you’re going to be initially looking to add to that business, and where you think the portfolio could be strengthened.

Mark DeYoung:  Okay, Steve, you know, well that’s an excellent question. If you’ll bear with us, we’d like to take the sporting portion of the questions later. So we’re going to focus this first half of our meeting today on the merger, on the A&D side.

We’ll take a short break. We’ll come back. I’ll share some comments with you about sporting. And then we’ll take Q and A on the sporting piece at the end of our time block. So I’d like to save that please.

Steven Cahall:  Okay, then. So maybe just a different one. Can you maybe, for both yourself and David, discuss why the merger made sense now, as opposed to, you know, looking at six months, twelve months ahead of time perhaps after an ATK de-merger?

Mark DeYoung:  Sure. So a couple of thoughts on that, and I think Dave and I are both very excited about the opportunities we have for this merger of equals. We’re very excited about some of the things Dave just described to you.

I think from Dave’s comments to Howard’s question, you get a sense for how well we know each other, and how well we understand each other’s company cultures and businesses.

So in part I think this is the logical next step for ATK. We’ve spent a decade building our sporting group. It’s now approximately a $2.2 billion business. It’s a leader in the ammunition segment. We recently were able to bolster that business with some recent acquisitions, and get to the mass scale and size where we believe it can stand on its own.

And that allows us to then also look at our A&D business. And this merger allows us to marry ATK’s A&D business with Dave’s business in Orbital and create a very strong, focused competitor in aerospace and defense.

So we think that because ATK’s businesses, both sporting and A&D, have operated in two fundamentally different markets, very different operating dynamics, different compliance requirements, different customer sets and growth opportunities, that separating those companies now will make a lot of sense for the shareholder.

It’ll make a lot of sense for our future strategies going forward. And this opportunity to bring two great companies together into Orbital ATK, I think, is all logical, and it’s going to create some great value opportunities, as you heard Dave describe them.

So I can’t think of a better time than now to take this kind of action. We’re very pleased that it’s been able to come together.

Dave Thompson:  I might add to that two other timing considerations — one external, in the markets we’re active in, and one a little more internal at Orbital.

On the external side, the combination of ATK aerospace and defense and Orbital really does bring together two companies that have historically been very innovative in their respective markets, and have been focused on affordability as a really fundamental attribute of the products and systems that we provide.

And I think those two features really are going to be the watch words in much of the aerospace and defense sector for the next decade. Budgets are going to be tighter, but the need for product and technology innovation is not going away. And so the combination now puts Orbital ATK really, I think, at the forefront of the changes that are going to become increasingly evident, particularly in the defense sector, over the next five years.

Secondly, from an internal standpoint, Orbital, over the past four or five years up through 2013, had been very focused on major new product development programs that culminated last year with the successful introduction of our first medium-class space launch vehicle, Antares, and rounding out our product line in medium-class satellites.

With that work now substantially complete from the standpoint of research and development, focus on the management team and a very heavy period of investment, the company has not only the managerial bandwidth, but the financial flexibility to embark on the next phase of our growth. And so the timing was just perfect from our standpoint as well.

Mark DeYoung:  Yeah, I couldn’t agree more, Dave, in terms of we believe the timing for the A&D business is - we’ve been proactive. We’ve been thoughtful about this and been working this for many, many months. And we think the position of the company is very proactive way to be very strong in the future.

Operator:  And our next question comes from Joe Nadol of JPMorgan. Please go ahead.

Joe Nadol:  Thanks. Can you hear me this time?

Mark DeYoung:  Yeah, Joe. We missed you the first time.

Joe Nadol:  All right, all right, well congratulations on your announcement this morning. My question is just digging into those synergies a little bit you estimate that $45 million to $65 million are going to be around at the end for shareholders. I was wondering if you could share how you arrived at that, you know, given not only the nature of cost plus contracts but also the longer-run givebacks that take place even with fixed price contracts with the government.

Garrett Pierce:  Yeah, sure. Joe, this is Garrett Pierce. How are you doing?

Joe Nadol:  Good, thank you.

Garrett Pierce:  All right. As we look at it, obviously to get these meaningful savings you’ve got to spend some money on that. And we estimate over the first couple of years the combined company expects to incur about $35 to $50 million of cost, and that’s net of recovery on cost plus contracts, which is about 50% to complete the transition to integrate the two companies.

As the transition and integration is completed, the businesses expect to generate savings up to $100 million. And we expect to realize revenue synergy of up to $200 million hence the combined company expects to realize these benefits and synergies during 2015 partially, but fully recognize the benefits by 2016.

Once fully recognized these synergies, we expect it to result in an annual pre-tax profit improvement of $40 to $65 million, or about 45 cents to 70 cents per share, and an estimated accretion of about 15%.

Dave Thompson:  Joe, I might - this is Dave Thompson - what I might add to that is that Orbital and the aerospace and defense groups within ATK have a fairly similar contract mix, in the sense that a little more than 60% of Orbital’s current backlog is fixed price and that’s comparable to the same metrics at ATK.

So a good bit of the savings will be returned on cost-reimbursable contracts that customers put in. Across the board, these savings will make the company more competitive and that improved competitive position will in itself generate incremental revenue, which will carry with it incremental earnings for many years to come.

Joe Nadol:  Okay, thank you.

Operator:  And our next question comes from Patrick McCarthy from FBR Capital Markets. Please go ahead.

Patrick McCarthy:  Good morning, and thank you for taking my questions. Congratulations on a great idea. My first question here is, on 4 to 5% growth rate objectives, is there any way you could break that out into defense applications of the new company and the space applications?

David Thompson:  Good morning, Patrick. This is Dave. Well we’ll be providing a little more detail on that as the year goes on. Let me just preview at a somewhat qualitative level, the areas where we see the strongest revenue growth potential.

First of all, in two of the primarily Orbital heritage businesses — launch vehicles and satellites — we see improving our competitive position, increasing customer demand for our products, largely because of cost reductions, now that we have a pretty well built out array of products.

In the ATK heritage businesses, we see the same prospects in both missile systems, where ATK has emerged as a very innovative supplier in a market that we tried to find an entry point into for a long time without a heck of a lot of success.

But now through the combination, we’ll be in it in an important way. And another business that ATK has developed organically is advanced composite structure for both commercial and military aircraft. This is an area that we expect to grow for many years to come.

We’re at the beginning of several major commercial airspace programs with Airbus, Boeing and the engine companies. And so that area, although it starts out small — it’s at present less than 10% of the total company — it’s probably going to grow at a pretty robust rate for a decade or longer.

Patrick McCarthy:  Okay, great. Thank you. And then on the cost synergies, I would have guessed that with a vertical integration and the elimination of profit on profit on the engines that that would get you close to the bottom end of your estimate, is that a fair assessment? Is that a fair way to think about that?

David Thompson:  That’s actually pretty good when you think about it. The low end of our estimate pretty much is achieved if that’s the only thing we do.

Patrick McCarthy:  Okay, thank you very much.

Operator:  And our next question comes from Gary Liebowitz of Wells Fargo. Please go ahead.

Gary Liebowitz:  Thank you, operator. Good morning, gentlemen.

David Thompson:  Good morning.

Mark DeYoung:  Good morning, Gary.

Gary Liebowitz:  Dave, did I hear you correctly you said for the combined companies, 40% of the pro forma sales would be from the DOD budget. And if that’s so, do you have a sense how much would be coming specifically out of the OCO budget?

David Thompson:  No, I’m not - Gary, that’s a good question. I think the answer is pretty small in the case of the combined business, but I don’t have an exact figure for you. But it’s - I’m guessing here it’s, you know, single digit, and probably fairly small single digit percentages.

Mark DeYoung:  Yeah, that’s right. That’s right. I think Dave’s answer’s right. The ratio that you described is approximately correct.

Most of our defense that’s going forward is in production based programs that are in production with some development programs coming into production.

And those budgets have been sustained by the department on priority programs like (Argum). We talked about that in the past quite a bit on sustaining programs like our large munitions content capabilities and also on the defense side of Orbital ATK will be our expanding international capability with our recent announcement of about $200 million of international ammunition sales to allies. That continues to grow.

We’ve told you watch for that. You’re about to see that. So we’re pleased to be able to share that growth with you.

So we’ve got some real stability and growth in the defense business which will strengthen and support Orbital ATK.

Gary Liebowitz:  Great. Great. Thanks. Also there doesn’t seem to be a lot of competitive market overlap between the two companies. Maybe a little bit on the satellite side. Do you anticipate having to sell any businesses to get the approvals you need to close this deal do you?

David Thompson: No we don’t. You’re right there’s very little if any competitive overlap in any of the product areas. So we’re as a result the confidence is things will proceed smoothly especially since a major focus of this combination is going to be on reducing costs for both government and commercial customers. But there is, as you say, Gary, is very little if any overlap in any product area.

Gary Liebowitz:  Thank you very much.

David Thompson:  Thank you.

Operator:  And our next question comes from Robert Spingarn of Credit Suisse. Please go ahead.

Robert Spingarn:  Hey good morning.

David Thompson:  Hey Robert.

Robert Spingarn:  Congratulations.

David Thompson:  Thank you.

Robert Spingarn:  I want to go back to Patrick’s question on the revenue growth the 4% to 5% CGR. You went through that a little bit. But it sounds like of all the things you cited the aerospace business A350 I would suspect is the most part, maybe joint strike fighter, those things that are actually in your book and funded. How much of for this business needs to be won forward in order for you to deliver on that forecast?

David Thompson:  This is Dave again. Well looking at the aerospace and defense groups within ATK and comparing their visibility on the basis of contracted backlog the picture’s pretty similar to what we see in Orbital.

From an Orbital standpoint, you know, we operate on a calendar year and ATK’s on a fiscal year. So there’s a three month difference here. But normalizing for that I think both companies as we look ahead for this the next 12 months have 90 plus percent of expected short term revenue in backlog.

As we go out a year or two beyond that we’re still up at the 60 plus percent level. And if you go out far enough clearly we need - we still need to be very successful in competing and winning new business.

But over the next three years the lion’s share of our expected growth is either in backlog today or in the proposal phase that should translate into new contracts before this year is out.

Robert Spingarn:  Okay and the reason I ask the question is because you did speak to some other entity next gen ICBM for example where you’d rather than go it alone either of you you’re better positioned together. As you talk about some of the reasons behind that what are some of the technologies that you deliver or capabilities maybe together that you don’t alone?

David Thompson:  Okay sure. Well that’s a really good example because ATK has really, since the 60s been the leader in the strategic and space launch area in solid rockets or propulsion systems which any future either land-based or sea-based strategic missile system require.

In addition particularly over the last 15 years due to Orbital’s work on the front line long-range interceptor that defends the United States against long-range missile attack we’ve developed the guidance and control and the vehicle design and systems integration capabilities to put together a strategic system.

This is not designed to be a strategic offensive system but rather a strategic defensive system. So when we bring the two companies together we really have pretty much all of the necessary know-how and capabilities to take on something like a next-gen, ICBM to do so with high confidence and on a affordable basis.

Operator:  And our next question comes from Gautam Khanna of Cohen & Co. Please go ahead.

Gautam Khanna:  Thanks, good morning and congratulations.

David Thompson:  Good morning Gautam.

Gautam Khanna:  I just was wondering if you could talk a little bit more about I think the $35 million to $50 million of integration costs or dis-synergies if you have any and how they phase in?

David Thompson:  Okay. Well let me comment on the second part of your question. We do. At present Orbital purchases between $60 million and $100 million per year. It’s fluctuated up and down over the last five years and rocket motors and structural components and subsystems from ATK.

So from a revenue standpoint when the companies are combined that goes away as a - on a consolidated basis. So that represents let’s call it 75 million of dis-synergies at the topline.

That will be more than offset by the numbers quoted earlier. Those are net numbers by the way. So the gross revenue synergies are larger but we’ve netted out about 75 million a year in what will - what had been intercompany and now will become intra-company work.

With respect to the numbers that Garrett took you through earlier as he said we expect to fully achieve the $70 million to $100 million run rate cost synergies by the end of 2016 because we’ll end up on a gross basis spending about that much to effect the synergies over the next two years.

So when we run that through the questions, the price contracts at an EBIT level spread over two years we expect to see a headwind somewhere between $35 million and $45 million.

I don’t know that that will be spread exactly equal between the two years. It’ll probably be a little bit more front loaded. But over about two years that should be the short term investment required.

Operator:  And our last question comes from Michael Ciarmoli sorry, of Keybanc Capital.

Michael Ciarmoli:  Hey good morning guys, congratulations. Thanks for taking my questions.

David Thompson:  Go ahead. Michael.

Michael Ciarmoli:  You know, Dave could you just elaborate a little bit more on motivation for this deal? I mean I look at ATK, you know, it’s kind of been out there. You know, I guess what I’m struggling with is when we look at ATK’s trajectory of growth on the defense line on the aerospace line they’ve largely been contracting.

And, you know, you guys on a standalone were in a very good position driving organic growth. It seems like there’s more, you know, cost synergy. Then how do you get comfortable with revenue growth, you know, combining these entities?

All of a sudden you get, you know, excluding ATK’s commercial aerospace fees that we’re going to see an acceleration of revenue growth in some of the business units, you know, like military ammunition, like some of the tactical missile business that are going to now accelerated with the combined entity?

David Thompson:  Yes sure Mike. Yes we’re pretty confident that when we put the systems integration capabilities that Orbital has developed together with the technologies that ATK has mastered that we are really going to see greater customer demand, accelerated growth in our historical space and space markets. I think we can also expect to see improvement in particularly the missile assets of ATK.

If you just look at where things stand now Orbital is in round terms expecting to generate about $1.5 billion in revenue this year. And setting aside the non-space and, you know, the non-space aspects of ATK the combination will add to that $1.5 billion, about $1.2 billion in space related areas.

Now that will change the mix a little bit. The - our commercial satellite business, you know, has - is much larger as a fraction of our total than commercial satellites components at ATK.

On the other hand ATK’s activities in human space flight are comparable to ours. So that combination I think is really a great fit. To the extent we can also bring system design and integration capabilities to ATK’s traditional areas in such - in areas such as tactical missiles or advanced armament I think that will also give us an edge in those markets.

Neal Cohen:  This is Neal Cohen. But I think, you know, embedded in your question you have to understand that we feel like this combination brings not only the opportunity for the synergies Dave spoke about on the revenue side but importantly the opportunity for improvement on the cost side.

And as Garrett talked about and Dave talked about earlier we worked very hard on the ATK side to drive efficiency into the business it gives an opportunity for earnings and earnings growth going forward even in the environment that Dave and Mark described where there are challenges.

So we think the combination together both in terms of the opportunities for the revenue growth that Dave spoke to importantly the strong bottom-line earnings growth to go with that and the cash flow we think you bring all three of those things together and you get a very compelling strategic answer.

Michael Ciarmoli:  Yeah, no that certainly makes sense. And maybe just to slip in the last one here for Dave. You guys obviously are now more vertically integrated with solid rocket motor capability. Big picture, how much does the dynamic or, you know, the industrial base, rocket propulsion reliance on the Russians and, you know, what’s happening, you know, how much did that kind of factor into this decision of just bolstering a vertical integrated company that doesn’t really - might not have to rely on external countries going forward?

David Thompson:  Well, Mike that’s a good point, a good question. We have been looking now for a number of years at opportunities for vertical integration where it makes sense, where it could be done such that the reduction in product costs pretty quickly could be large enough being an investment we needed to make to effect it.

And we’ve done that pretty extensively in electronics, guidance systems, communication systems and so on both in the satellites as well as in the rocket area. But the big remaining challenge that we faced was propulsion.

And depending on the product under discussion the propulsion system can represent anywhere from 25% to maybe 35% of the total cost to put a launch vehicle together and probably some of the other, you know, satellite by the components that ATK provides could represent 10% to 20% of the total cost.

So this gives us an opportunity to go from maybe a 45% to 50% internal value-added in launch vehicles up to 70%, 75%, 80% and not quite such a dramatic change in satellite but nevertheless a movement in that direction and at the same time continue to be a broad-based merchant supplier of rocket propulsion systems and satellites structures and other components to other customers. I think that’s really the, you know, it’s really the best of both worlds from our standpoint.

Mark DeYoung:  I’d like to thank everybody for joining us for joining us here on the call this morning. We’ve just concluded the portion of the call where we’re going to talk about the A&D side of the business for the merger.

I want to particularly, Dave, thank you and thank Garrett and your team and your board for the vision that you shared with us and for being able to put together a tremendous deal.

I think Dave’s point about this is kind of the thing that is often sought after and rarely found is exactly right. And both companies are very pleased with the outcome for our shareholders, our employees, and our investors.

David Thompson:  Very good. Thank you Mark and thank you all for joining the first part of the call this morning. We’ll be back after a short break and will re-launch the call talking about Sporting soon if you’ll hang on just a moment. Thank you.

END

Forward-Looking Statements

Certain statements in this communication regarding the Transaction, the expected timetable for completing the Transaction, benefits and synergies of the Transaction and the expected tax treatment for the Transaction, future opportunities for the combined company and products and any other statements regarding Orbital’s and ATK’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934.  These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the parties’ ability to consummate the Transaction; the conditions to the completion of the Transaction, including the receipt of approval of both Orbital’s stockholders and ATK’s stockholders; the regulatory approvals required for the Transaction not being obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Transaction within the expected time-frames or at all and to successfully integrate Orbital’s operations with those of the aerospace and defense business of ATK; the integration of Orbital’s operations with those of the aerospace and defense business of ATK being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the Transaction; the retention of certain key employees being difficult; Sporting’s ability to operate successfully as a standalone business; ATK’s and Orbital’s ability to adapt its services to changes in technology or the marketplace; ATK’s and Orbital’s ability to maintain and grow its relationship with its customers; reductions or changes in NASA or U.S. Government military spending, timing of payments and budgetary policies, including impacts of sequestration under the Budget Control Act of 2011, and sourcing strategies; intense competition; increases in costs, which the business may not be able to react to due to the nature of U.S. Government contracts; changes in cost and revenue estimates and/or timing of programs; the potential termination of U.S. Government contracts and the potential inability to recover termination costs; actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates, and health care cost trend rates; greater risk associated with international business, including foreign currency exchange rates and fluctuations in those rates; other risks associated with U.S. Government contracts that might expose Orbital or ATK to adverse consequences; government investigations; costs of servicing debt, including cash requirements and interest rate fluctuations; security threats, including cybersecurity and other industrial and physical security threats, and other disruptions; changes in domestic and global economic conditions and unstable geopolitical conditions, including in Russia and Ukraine; supply, availability, and costs of raw materials and components, including commodity price fluctuations; government laws and other rules and regulations applicable to Orbital and ATK, such as procurement and import-export control, and federal and state firearms and ammunition regulations; the novation of U.S. Government contracts; performance of subcontractors; development of key technologies and retention of a qualified workforce; fires or explosions at any of Orbital’s or ATK’s facilities; environmental laws that govern past practices and rules and regulations, noncompliance with which may expose Orbital or ATK to adverse consequences; impacts of financial market disruptions or volatility to customers and vendors; results of acquisitions or other transactions, including the ability to successfully integrate acquired businesses and realize anticipated synergies, cost savings and other benefits, and costs incurred for pursuits and proposed acquisitions that have not yet or may not close; unanticipated changes in the tax provision or exposure to additional tax liabilities; and the costs and ultimate outcome of litigation matters and other legal proceedings. Additional information concerning these and other factors can be found in Orbital’s and ATK’s filings with the Securities and Exchange Commission (the “SEC”), including Orbital’s and ATK’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Orbital and ATK assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed Transaction, Orbital and ATK intend to file relevant materials with the SEC, including an ATK registration statement on Form S-4 that will include a joint proxy statement of Orbital and ATK and that also constitutes a prospectus of ATK.   INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ORBITAL, ATK AND THE PROPOSED TRANSACTION.  The joint proxy statement/prospectus and other documents relating to the proposed Transaction (when they are available) can be obtained free of charge at the SEC’s website at www.sec.gov.  These documents (when they are available) can also be obtained free of charge from Orbital upon written request to Orbital at investor.relations@orbital.com or by calling Barron Beneski at 703-406-5528 or from ATK upon written request to ATK by emailing investor.relations@atk.com or by calling Michael Pici at 703-412-3216.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder.  However, Orbital and ATK and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed Transaction under the rules of the SEC.  Information regarding Orbital’s directors and executive officers may be found in its Annual Report for the year ended December 31, 2013 on Form 10-K filed with the SEC on February 25, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on March 11, 2014.  Information regarding ATK directors and executive officers may be found in its Annual Report for the year ended March 31, 2013 on Form 10-K filed with the SEC on May 23, 2013 and the definitive proxy statement relating to its 2013 Annual Meeting of Stockholders filed with the SEC on June 14, 2013.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus when it becomes available

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.